Exhibit 99.1

News Release

Contact:	Ron Gruendl	Corporate Affairs
	(412) 234-7157	One Mellon Center
	gruendl.rr@mellon.com	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

PAUL L. CEJAS, TED KELLY ELECTED TO MELLON BOARD OF DIRECTORS

PITTSBURGH, May 18, 2004 — Mellon Financial Corporation announced today that Paul L. Cejas, a Miami-based business and civic leader, and Edmund F. “Ted” Kelly, chairman of Boston-based Liberty Mutual Group, have been elected as members of its board of directors. Their terms will begin on June 1, 2004.

“Both Paul and Ted will bring added strength to our board in the area of business leadership, especially with their respective insights into the international marketplace, as well as experience in civic involvement and government affairs,” said Martin G. McGuinn, Mellon chairman and chief executive officer. “Their elections also provide us with an added presence in locations that are important to our growth. For some 30 years, Paul has been committed to improving the south Florida region, and Ted is widely recognized in the Boston area for his many years of community leadership.”

These appointments bring Mellon’s board membership to 16. Of the 16, only McGuinn and Steven G. Elliott, senior vice chairman, are employee directors.

A native of Cuba who arrived in Miami in 1960, Cejas, 61, is chief executive officer of PLC Investments, Inc., a wholly owned company that manages portfolio investments, as well as investments in real estate, health care and venture capital projects. He also served as Ambassador to Belgium under President Clinton. Cejas previously was founder, chairman and chief executive officer of CareFlorida Health Systems, Inc., the country’s largest Hispanic-owned health care company, which merged with Foundation Health of California in 1994.

A graduate of the University of Miami, Cejas earlier this year was listed among the “100 most powerful people in southern Florida” by South Florida CEO magazine. A retired certified public accountant, Cejas is a former member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. In addition to his entrepreneurial endeavors, he has maintained an extensive involvement in community and public service. Currently, he serves on the University of Miami board of trustees, the Smithsonian Institution’s national board and the Latin American Advisory Board of the Tate Museum in London. He also serves on the Ivax Corporation board of directors. Previous public service includes chairman of the Miami-Dade County School Board, board of regents of the Florida State University System, former chairman of the Florida Partnership of the Americas, director of the Miami Art Museum of Dade County and trustee of Florida International University, where the School of Architecture building is named in his honor.

— more —

Mellon Elects 2 New Board Members

May 18, 2004

A native of Ireland who came to the U.S. in 1965 to continue his studies, Kelly, 58, was elected chairman of Liberty Mutual in April 2000 after joining the organization in 1992 as president and chief operating officer and adding the chief executive officer title in 1998. He previously served in a variety of positions with Aetna Life and Casualty Company, beginning in 1974 and concluding in March 1992 as group executive.

Kelly began his career as an academic. After receiving a bachelor’s degree from Queen’s University in Belfast, he attended the Massachusetts Institute of Technology, where he received a doctorate degree. He then held assistant professorships in the mathematics departments at the University of New Brunswick and the University of Missouri at St. Louis.

He currently is a member of the Board of Governors of the Property Casualty Insurers Association of America; a member of the boards of the United Way of Massachusetts Bay, the American Red Cross of Massachusetts Bay, the Boston Private Industry Council, the American Ireland Fund, The Massachusetts Mentoring Partnership; a member of the Board of Trustees for Boston College; President of the Boston Minuteman Council, Boys Scouts of America; and also serves on various other community and education boards. In addition, Mr. Kelly is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources and investor solutions, and treasury services. Mellon has approximately $3.6 trillion in assets under management, administration or custody, including more than $675 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

# # #